Exhibit 10.1

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is entered into as of July 17, 2013 (the “Effective Date”), by and between DATALINK CORPORATION, a Minnesota corporation (“Borrower”) and CASTLE PINES CAPITAL LLC, a Delaware limited liability company (“CPC”).  Unless otherwise defined within this Credit Agreement, capitalized terms have the meaning set forth in Exhibit A, attached.

ARTICLE I.
CREDIT TERMS

SECTION 1.1         CREDIT FACILITY.

a.             Extensions of Credit.  Subject to the terms of this Agreement, CPC has made a Channel Finance Facility and a Revolving Facility (the “Combined Facility”) in a maximum combined aggregate amount of $40,000,000 as such Combined Facility may be reduced by Borrower from time to time in accordance with Section 1.1(c) (the “Combined Facility Maximum Amount”) available to Borrower.  Subject to the terms herein, Advances with respect to the Channel Finance Facility and the Revolving Facility may be issued by CPC on either or both facilities provided that the total financial accommodations available to the Borrower pursuant to this Agreement shall not exceed the Combined Facility Maximum Amount.  CPC may combine all of CPC’s Advances to Borrower or on Borrower’s behalf together under this Agreement or any other agreement between CPC and Borrower, together with all finance charges, fees and expenses related thereto, to make one debt owed by Borrower.

b.             Financing Terms.

(i)  Financed Inventory - General.  Channel Finance Advances.  During the Availability Period, provided that no Event of Default has occurred and subject to the terms of this Agreement, CPC will finance Channel Financed Inventory.

(A) Each borrowing pursuant to the Channel Finance Facility, shall be made by a request (which may be electronic) to CPC from an Approved Vendor arising from an order for Channel Financed Inventory by Borrower to such Approved Vendor.  Such request from an Approved Vendor (with respect to Borrower) to CPC to finance Channel Financed Inventory will be deemed to be a request from Borrower for a Channel Finance Advance.

(B) Upon CPC’s issuance of an Approval to an Approved Vendor, CPC will send Borrower a Transaction Statement, identifying such Channel Financed Inventory correlated to the Approval and the applicable Invoice, and setting forth the Payment Due Date.  Borrower may object to the accuracy of the Transaction Statement in writing within 30 days from the date the Transaction Statement is rendered.  CPC may change any aspect or portion of any Transaction Statement without Borrower’s consent subject to the limitations set forth in Section 1.1(b)(i)(H) below by giving Borrower prior written notice specifying such change.  CPC may withdraw any Approval at any time prior to Shipment.

(C) Borrower hereby promises to pay to the CPC all Channel Finance Advances (including principal, interest, fees, costs, and expenses) in Dollars in full, on the applicable Payment Due Date, which obligation shall be absolute and unconditional and Borrower shall not assert against CPC any claim or defense it may have against a vendor.

(D) All Channel Finance Advances outstanding plus outstanding Revolver Advances at the time of any determination shall not exceed the Combined Facility Maximum Amount.  Borrower may from time to time during the Availability Period, partially or wholly repay Channel Finance Advances, and CPC shall make additional Channel Finance Advances, subject to all of the terms and conditions contained herein and such repayments shall not reduce the Combined Facility.  In the event Borrower fails to repay any Channel Finance Advance on its Payment Due Date, such Channel Finance Advance shall automatically be converted to a Revolver Advance on the Revolving Facility without further action by Borrower.

(E) Regardless of any payment terms pertaining to any Advances, any Collateral or anything contained in this Agreement to the contrary, if at the time of the delivery of any Collateral Report, total outstanding Obligations exceeds the Collateral Liquidation Value, Borrower will immediately pay CPC the sum of Borrower’s total outstanding Obligations, minus the Collateral Liquidation Value.  CPC may establish reserves from time to time based upon dilution and other factors deemed appropriate by CPC which may further reduce the Collateral Liquidation Value.

(F) Upon termination of a Vendor Agreement, or upon a material adverse change with respect to a Vendor Agreement other than the Vendor Agreement between CPC and Cisco Systems, Inc., CPC may, in its sole discretion, cease to issue Approvals with respect to such Approved Vendor (each, a “Vendor Termination”).  If a Vendor Agreement is terminated (i) by an Approved Vendor, CPC agrees to provide written notice to Borrower of such termination within one Business Day of CPC’s receipt of such termination notice from the Approved Vendor, or (ii) due to the termination of a Vendor Agreement by CPC, CPC shall provide notice to Borrower by the time period set forth in the applicable Vendor Agreement; in either case, Borrower agrees that the notice described in each of clause (i) and (ii) is reasonable and sufficient and further, that such notice shall not be required if an Event of Default exists.  During the notice period described in each of clause (i) and (ii) above, CPC may continue to issue Approvals subject to the terms of the Agreement, to the extent such Approvals are issued on or before the expiration of such notice period and in either case, repayment shall be in accordance with the applicable Transaction Statement.

(G) Borrower may request, and CPC may be willing in its sole and absolute discretion to make Channel Finance Advances to Borrower in excess of the Combined Facility Maximum Amount (each an “Overline” and collectively, the “Overlines”).  The aggregate amount of permitted Overlines and the duration of time such Overlines may be available to Borrower shall be communicated to Borrower via a separate written communication from CPC, the terms of which shall be incorporated herein by reference.

(H) All payments hereunder shall be made without setoff or counterclaim, prior to 11:00 a.m., Denver, Colorado time, on the Payment Due Date in immediately available funds or by electronic data interchange (“EDI”).  For purposes of calculating interest, payment shall be deemed to have been applied by CPC against the principal of and/or interest on any Obligations (except for Bank Products) on the Business Day, when before 11:00 a.m. Denver, Colorado, good funds are received by CPC, whether such payment is made by check, wire, EDI, ACH Debit or other means.  Borrower acknowledges that the date defined as the Payment Due Date falls on the same day of each week to establish a consistent payment date.  Subject to restrictions on changes to the Payment Due Date provided below, CPC may change the terms of any future financing and the date for repayment of future Obligations by giving Borrower written notice specifying such change.  Any third party discount, rebate, bonus or credit granted to Borrower for any Channel Financed Inventory will not reduce the Obligations Borrower owes CPC until CPC has received payment therefore in cash. Borrower will: (i) pay CPC even if any Channel Financed Inventory is defective or fails to conform to any warranties extended by any third party; (ii) not assert against CPC any claim or defense Borrower has against any third party; and (iii) indemnify and hold CPC harmless against all claims and defenses asserted by any buyer of any Channel Financed Inventory.  Borrower waives all rights of setoff Borrower may have against CPC.  CPC will have the continuing exclusive right to apply and reapply any and all payments received from Borrower or on Borrower’s behalf in such manner as CPC may deem advisable notwithstanding any entry by CPC upon its books and records, provided, however, that CPC will not reapply a payment:

(x) in a manner having the effect of causing Borrower to be in payment default,

(y) from an interest-bearing Advance to an Advance which would not, at the time of application, be an interest-bearing Advance, nor

(z) to a Channel Advance prior to the applicable Payment Due Date for such Channel Finance Advance.

Notwithstanding anything in this Agreement to the contrary, CPC agrees that (i) the Payment Due Date set forth in any Transaction Statement shall not be any earlier than it is required to be pursuant to the terms of the agreement between CPC and the applicable Approved Vendor; and (ii) if CPC receives a notice from any Approved Vendor that the terms of the agreement between such Vendor and CPC has changed such that the Payment Due Date of Borrower on any future Transaction Statement will be revised to be earlier than on any prior Transaction Statement, CPC shall provide Borrower with written notice of such change within one Business Day of CPC receiving such notice from such Approved Vendor.  Borrower may prepay the Channel Finance Advances in full or in part at any time without any penalty or premium.

(ii)   Revolver Advances.

(A)  During the Availability Period, provided that no Event of Default has occurred and subject to the terms of this Agreement, CPC will make a Revolver Advance, in an aggregate principal amount not to exceed the lesser of (A) the Combined Facility Maximum Amount minus outstanding Channel Finance Advances, or (B) the Borrowing Base (the “Revolving Credit Availability”).  Borrower may from time to time during the Availability Period, borrow, partially or wholly repay its outstanding borrowings, and re-borrow, subject to all of the limitations, terms and conditions contained herein.

(B)  “Borrowing Base” means an amount, determined by CPC from time to time, equal to the sum of:

(1) 85% of the face amount of Eligible Accounts, plus

(2) 100% of the value of all Channel Financed Inventory at Permitted Locations, minus

(3) reserves (as described below).

In determining the value of Channel Financed Inventory to be included in the Borrowing Base, CPC will use the lowest of (x) Borrower’s cost, or (y) Borrower’s estimated market value.

(C)  All Revolver Advances made under this Credit Agreement shall be conclusively presumed to have been made to, at the request of, and for the benefit of Borrower when deposited to the credit of Borrower or otherwise disbursed in accordance with the instruction of Borrower in accordance with the terms and conditions of this Agreement.

CPC has the right (but not the obligation) to establish, increase, reduce, eliminate, or otherwise adjust reserves from time to time against the Borrowing Base in such amounts, and with respect to such matters, as CPC shall deem necessary or appropriate, including by way of example and not limitation, reserves for (A) price adjustments, damages, unearned discounts, returned products or other matters for which credit memoranda are issued in the ordinary course of Borrower’s business; (B) potential dilution related to Accounts; (C) shrinkage, spoilage and obsolescence of Borrower’s Inventory; (D) slow moving Inventory; (E) amounts owing by Borrower to any Person to the extent secured by a Lien on, or trust over, any Property of Borrower; (F) amounts chargeable as a Bank Product Reserve Amount; and (G) such other specific events, conditions or contingencies as to which CPC, in its reasonable judgment, in accordance with the standard practice of a reasonable asset-based lender, determines reserves should be established from time to time hereunder; provided that an Event of Default has not occurred, CPC will provide notice to Borrower five (5) Business Days prior to establishing the reserves described herein.  Notwithstanding the foregoing, reserves shall not initially include any amounts chargeable as a Bank Product Reserve Amount.

(D)  Repayment Terms (Revolver Advances).

(1)  Borrower will pay interest on any outstanding Revolver Advances each month, commencing as of the Effective Date, as billed by CPC.

(2)  Borrower will repay in full, all principal and any unpaid interest or other charges arising from Revolver Advances no later than the Termination Date.

(3)  The principal balance of Revolver Advances that may be outstanding at any point is subject to the provisions of Section 1.1(b)(i)(E).

(4)  Borrower may prepay the Revolver Advances in full or in part at any time without any penalty or premium.  CPC may apply payments received from Borrower under this subsection to the Obligations in the order and the manner as CPC, in its discretion, may determine; provided, however, that CPC will not redistribute such application of payment (y) in a manner having the effect of causing Borrower to be in payment default, nor (z) from an interest-bearing Advance to an Advance which would not, at the time of application, be an interest-bearing Advance.

c.             Reduction in Combined Facility.  The Borrower shall have the right, upon not less than two (2) Business Days’ notice to CPC, to terminate the Combined Facility or, from time to time, to reduce any amount of the Combined Facility; provided that no such termination or reduction of the Combined Facility shall be permitted if, after giving effect thereto and to any prepayments of borrowings made on the effective date thereof, outstanding borrowings under the Combined Facility would exceed the aggregate principal amount of the Combined Facility.  Any such reduction shall reduce permanently the Combined Facility then in effect.

SECTION 1.2         INTEREST/FEES.

(a)           Interest.  The outstanding principal balance of the Revolving Facility shall bear interest at the per annum rate of interest of the LIBOR Rate plus 2%.  Channel Finance Advances outstanding after the Payment Due Date, shall bear interest at the Default Rate.  No interest shall be due for any Channel Finance Advances paid on or before each Payment Due Date.

(b)           Computation and Payment.  Interest shall be computed on the basis of a 360-day year, actual days elapsed.  Interest shall be payable at the times and place set forth as provided herein or in any Loan Document required hereby.  Interest is due and payable monthly in arrears pursuant to the terms of the monthly billing statement from CPC.  Upon the occurrence and during the continuance of an Event of Default, at the election of CPC (which does not require any notice to Borrower), interest shall accrue at the Default Rate and shall be payable upon demand.

CPC intends to strictly conform to the usury laws.  Regardless of any provision contained herein, CPC shall never be deemed to have contracted for, charged, received, collected or applied as interest, any amount in excess of the maximum amount allowable by applicable law.  If CPC ever receives interest in excess of the maximum amount permitted by law, CPC will apply such excess amount to the reduction of the outstanding unpaid principal balance, and then will pay any excess to Borrower.  In determining whether the interest paid or payable exceeds the highest lawful rate, Borrower and CPC shall, to the maximum extent permitted under applicable law, (1) characterize any non-principal payment (other than payments which are expressly designated as interest payments hereunder) as an expense or fee rather than as interest, (2) exclude voluntary pre-payments and the effect thereof, and (3) spread the total amount of interest throughout the entire term of this Agreement so that the interest rate is uniform throughout such term.

(c)           Special Provisions Applicable to LIBOR.

(i)  The LIBOR Rate may be adjusted by CPC on a prospective basis to take into account any additional or increased costs to CPC of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law occurring subsequent to an Advance, including changes in tax laws (except changes of general applicability) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate.  In any such event, CPC shall give Borrower notice of such a determination and adjustment and Borrower may, by notice to CPC either require CPC to furnish to Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or repay the Advances with respect to which such adjustment is made (together with any amounts due hereunder).

(ii)  In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation or application thereof, shall at any time after the date hereof, in the reasonable opinion of CPC, make it unlawful or impractical for CPC to fund or maintain Advances at the LIBOR Rate or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, CPC shall give notice of such changed circumstances to Borrower and (y) in the case of any Advances at the LIBOR Rate that are outstanding, the date specified in such notice shall be deemed to be the last day Advances shall accrue interest at the LIBOR Rate, and interest upon the Advances thereafter shall accrue interest at the Base Rate plus the Base Rate Margin, and (z) no Advances shall bear interest at the LIBOR Rate until CPC determines that it would no longer be unlawful or impractical to do so.

(iii)  Anything to the contrary contained herein notwithstanding, CPC is not required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.

(d)           Unused Commitment Fee.  Borrower shall pay to CPC a fee equal to one-half of one percent (0.50%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Combined Facility as such facility may be reduced in accordance with Section 1.1(c), which fee shall be calculated on a quarterly basis by CPC and shall be due and payable by Borrower in arrears on the last day of each fiscal quarter.  Usage of the Combined Facility shall include the sum of any Channel Finance Advances and Revolver Advances.

(e)           Prepayment Fee.  Should the Borrower terminate the Combined Facility in full prior to the Termination Date for any reason other than a Cisco Termination, Borrower shall pay to CPC (in addition to the then outstanding principal, accrued interest and other charges owing under the terms of this Agreement and any of the other Loan Documents) and any amounts owing pursuant to subsection (d), above, as liquidated damages for the loss of the bargain and not as a penalty, an amount equal to:

(i)  one percent (1%) of the Combined Facility if termination occurs during the first twelve-month period of the Availability Period;

(ii)  one-half of one percent (0.50%) of the Combined Facility if termination occurs during the second 12-month period of the Availability Period; and

(iii)  one-quarter of one percent (0.25%) of the Combined Facility if termination occurs during the third 12-month period of the Availability Period.

No prepayment fee shall be due and payable for any reduction in the Channel Finance Facility due to a Cisco Termination.

SECTION 1.3         RESERVED.

SECTION 1.4         COLLATERAL.

As security for all Obligations and other indebtedness of Borrower to CPC subject to this Agreement, Borrower hereby grants to CPC a security interest in all Borrower’s personal property other than the Excluded Assets (as defined in the Security Agreement), including for illustration and not a limitation, accounts and other rights to payment, general intangibles, inventory and equipment (collectively, “Collateral”), such security interest to be in a first priority position.

All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, and other documents as CPC shall reasonably require, all in form and substance satisfactory to CPC.  Borrower shall pay to CPC immediately upon demand the full amount of all reasonable charges, costs and expenses (to include fees paid to third parties and all allocated costs of CPC personnel), expended or incurred by CPC in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals and audits.

SECTION 1.6      LOCKBOX AND CONTROL AGREEMENT.

(a)           Lockbox.  On or before the date of this Agreement, tri-party lock box agreements (each, a “Lock Box Account Agreement”) among Wells Fargo, as depositary bank, CPC and Borrower, in form and substance acceptable to CPC, shall be fully executed and delivered to CPC.  Borrower shall also enter into an agreement providing for the creation of lock boxes or lock box accounts in Borrower’s or CPC’s name (each a “Lock Box Account” and collectively, the “Lock Box Accounts”) and shall thereafter, upon notice of “control” (as such term is defined in the UCC) by CPC to be delivered after the occurrence and during the continuance of an Event of Default, cause to be deposited directly all cash, checks, notes, drafts or other similar items relating to or constituting proceeds of or payment made in respect of any and all Accounts into by notifying each account debtor in writing to send each such payment directly to such Lock Box Account.  Each such Lock Box Account Agreement shall provide, among other things, that such bank executing such agreement has no rights of setoff or any other claim against such Lock Box Account, other than for payment of its service fees and other charges directly related to the administration of such account; and

(b)           Control Agreement.  Borrower acknowledges and agrees that CPC will perfect the security interest granted under the terms of this Agreement with respect to deposit accounts maintained by Borrower.  Within 30 days following CPC’s request, a Control Agreement shall have been fully executed and delivered to CPC.

Each of the Lock Box Account Agreement and any required Control Agreement shall contain provisions which permit CPC to assert “control” (as such term is defined in the UCC) upon the occurrence and during the continuance of an Event of Default.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to CPC, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment of the Obligations (other than Contingent Obligations or Bank Product Obligations after Bank Product Collateralization), and satisfaction and discharge, of all Obligations of Borrower to CPC (other than Contingent Obligations or Bank Product Obligations after Bank Product Collateralization) subject to this Agreement.

SECTION 2.1         LEGAL STATUS.  Borrower is a corporation, duly organized and existing and in good standing under the laws of Minnesota, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower.

SECTION 2.2         AUTHORIZATION AND VALIDITY.  This Agreement and the Loan Documents have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower, enforceable in accordance with their respective terms.

SECTION 2.3         NO VIOLATION.  The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws of Borrower, or result in any breach of any contract or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

SECTION 2.4         LITIGATION.  There are no pending, or to the best of Borrower’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower other than those disclosed by Borrower to CPC in writing prior to the date hereof or after the date hereof pursuant to Section 4.8.

SECTION 2.5         CORRECTNESS OF FINANCIAL STATEMENT.  The annual financial statement of Borrower dated December 31, 2012, and all interim financial statements delivered to CPC since said date, true copies of which have been delivered by Borrower to CPC prior to the date hereof, (a) are complete and correct and present fairly the financial condition of Borrower as of the date thereof, (b) disclose all liabilities of Borrower as of the date thereof that are required to be reflected or reserved against under generally accepted accounting principles (“GAAP”), whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with GAAP consistently applied.  Since the dates of such financial statements there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of CPC or as otherwise permitted by this Agreement in writing.

SECTION 2.6         INCOME TAX RETURNS.  As of the date hereof, Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

SECTION 2.7         NO SUBORDINATION.  There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower’s obligations subject to this Agreement to any other obligation of Borrower.

SECTION 2.8         PERMITS, FRANCHISES.  Borrower possesses all permits, consents, approvals, franchises and licenses required to enable it to conduct the business in which it is now engaged in material compliance with applicable law.

SECTION 2.9         ERISA.  Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP.

SECTION 2.10       OTHER OBLIGATIONS.  Borrower is not in default on any obligation for borrowed money in excess of $100,000, any purchase money obligation in excess of $100,000 or any other material lease, commitment, contract, instrument or obligation.

SECTION 2.11       ENVIRONMENTAL MATTERS.  Except as disclosed by Borrower to CPC in writing prior to the date hereof, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time.  None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment.  Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

SECTION 2.12       INTELLECTUAL PROPERTY.  Borrower owns or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower does not infringe upon the rights of any other person or entity, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the financial condition or operations of the Borrower.

ARTICLE III.
CONDITIONS

SECTION 3.1         CONDITIONS OF INITIAL EXTENSION OF CREDIT.  The obligation of CPC to extend any credit contemplated by this Agreement is subject to the fulfillment to CPC’s satisfaction of all of the following conditions:

(a)           Approval of CPC Counsel.  All legal matters incidental to the extension of credit by CPC shall be satisfactory to CPC’s counsel.

(b)           Documentation.  CPC shall have received, in form and substance satisfactory to CPC, each of the following, duly executed:

(i)          This Agreement.

(ii)         A Security Agreement executed by Borrower for the benefit of CPC (the “Security Agreement”).

(iii)        A secretary certificate, certificate of incumbency and resolutions of Borrower approving the terms of and performance under this Agreement.

(iv)        Current searches of the appropriate filing offices showing that no Liens have been filed and remain in effect against Borrower except Permitted Liens.

(v)         Such other Loan Documents or other documents as CPC may require under any other Section of this Agreement.

(c)           Financial Condition.  There shall have been no material adverse change, as determined by CPC, in the financial condition or business of Borrower, nor any material decline, as determined by CPC, in the market value of any Collateral required hereunder or a substantial or material portion of the assets of Borrower.

(d)           Insurance.  Borrower shall have delivered to CPC evidence of insurance coverage on all Borrower’s property, in form, substance, amounts, covering risks and issued by companies satisfactory to CPC, and where required by CPC, with loss payable endorsements in favor of CPC.

SECTION 3.2         CONDITIONS OF EACH EXTENSION OF CREDIT.  The obligation of CPC to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to CPC’s satisfaction of each of the following conditions:

(a)           Compliance.  The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by CPC pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

(b)           Documentation.  CPC shall have received all additional documents which may be required in connection with such extension of credit.

(c)           Issuance of an Approval.  With respect to any Channel Finance Advance, an Approval has been issued by CPC.

Nothing contained in this Section 3.2 shall (i) limit CPC’s discretion as to whether or not to issue an Approval or (ii) restrict CPC from issuing Approvals until Borrower has notified CPC that one or more of the conditions precedent set forth in this Section 3.2 are not then satisfied.

ARTICLE IV.
AFFIRMATIVE COVENANTS

Borrower covenants that so long as CPC remains committed to extend credit to Borrower pursuant hereto, or any Obligations (other than Contingent Obligations or Bank Product Obligations after Bank Product Collateralization) of Borrower to CPC under any of the Loan Documents remain outstanding, and until payment in full of all Obligations (other than Contingent Obligations or Bank Product Obligations after Bank Product Collateralization) subject hereto, Borrower shall, unless CPC otherwise consents in writing:

SECTION 4.1         PUNCTUAL PAYMENTS.  Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by CPC, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

SECTION 4.2         ACCOUNTING RECORDS.  Maintain adequate books and records in accordance with GAAP consistently applied.  On a semi-annual basis, permit representatives of CPC at any reasonable time and upon reasonable notice (or as often and at such times as determined by CPC in its sole discretion upon the occurrence and continuation of an Event of Default), to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower and discuss with its officers, its employees and its independent accountants, Borrower’s business, assets, liabilities, financial condition, business prospects and results of operations.  Without limitation of the foregoing, Borrower shall pay to CPC audit fees in connection with the above described audits in an amount equal to the actual cost to CPC not to exceed $10,000 per year (in the absence of an Event of Default).  Through execution of this Agreement, Borrower consents to such audits by CPC or third parties hired by CPC.  Audit fees shall be payable immediately upon demand therefore by CPC from time to time.  Notwithstanding the foregoing, provided no Event of Default has occurred and is continuing, Borrower shall not be required to pay or reimburse any audit fees for the first four consecutive audits.

SECTION 4.3         FINANCIAL STATEMENTS.  Provide to CPC all of the following, in form and detail satisfactory to CPC:

(a)           as soon as available and in any event the earlier of: (i) within five days of filing with the Securities and Exchange Commission, or (ii) within 120 days after the end of each fiscal year of the Borrower, the annual audit report of the Borrower prepared on a consolidated basis and in conformity with GAAP, consisting of at least statements of income, cash flow, changes in financial position and shareholders’ equity, and a consolidated balance sheet as at the end of such year, certified without qualification by independent certified public accountants of recognized standing selected by the Borrower and acceptable to CPC, together with any management letters, management reports or other supplementary comments or reports to the Borrower or its board of directors furnished by such accountants and requested by CPC;

(b)           as soon as available, and in any event the earlier of: (i) within five days of filing with the Securities and Exchange Commission, or (ii) within 45 days after the end of each fiscal quarter, consolidated unaudited balance sheets of the Borrower as of the end of each such fiscal quarter and related consolidated statement of income, cash flow and changes in financial position of the Borrower for each such quarter and for the year-to-date, in reasonable detail and stating in comparative form the figures for the corresponding date and period in the previous year, all prepared in accordance with GAAP applied on a basis consistent with the accounting practices reflected in the annual financial statements referred to in Section 2.5;

(c)           together with the financial statements furnished under Section 4.3 (a) and (b), a certificate of the Borrower’s chief financial officer, in substantially the form and substance of Exhibit B attached hereto, stating (i) that such financial statements have been prepared in accordance with GAAP, consistently applied, and fairly represent the Borrower’s combined and consolidated financial position and the results of its operations for such period, (ii) whether or not such officer has knowledge of the occurrence of any default or Event of Default not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto, and (iii) all relevant facts and reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with all financial covenants set forth in this Agreement;

(d)           RESERVED.

(e)           promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the shareholders of Borrower and copies of all annual, regular, periodic and special reports and registration statements that Borrower may file or be required to file with the Securities and Exchange Commission under Section 13 or Section 15(d) of the Exchange Act, and, in each case, not otherwise required to be delivered to CPC pursuant hereto;

(f)            by the fifteenth calendar day of each month, or in the case of a Collateral Report (defined below) upon each request by Borrower for any Revolver Advance:

(i)  a statement showing age and status of Borrower’s Accounts, accounts payable and a status of Channel Financed Inventory showing location, components and value, for the preceding month, in such form and detail as CPC may reasonably request (collectively, the “Collateral Report”);

(ii)  reports specifying deferred revenue for the preceding month; and

(iii) deposit reports, if any, with respect to the preceding month;

(g)           immediately upon becoming aware of any default or Event of Default, a notice describing the nature thereof and what action the Borrower proposes to take with respect thereto;

(h)           from time to time such other information as CPC may reasonably request.

Documents required to be delivered pursuant to Section 4.3(a), 4.3(b) and 4.3(e) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically to CPC, and if so delivered, shall be deemed to have been delivered to CPC on the date on which the Borrower files such documents with the Securities and Exchange Commission.

SECTION 4.4         COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower’s continued existence and with the requirements of all material laws, rules, regulations and orders of any governmental authority applicable to Borrower and/or its business.

SECTION 4.5         INSURANCE.  Maintain and keep in force, for each business in which Borrower is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, flood, property damage and workers’ compensation, with all such insurance carried with companies and in amounts satisfactory to CPC, and deliver to CPC from time to time at CPC’s request schedules setting forth all insurance then in effect.

SECTION 4.6         FACILITIES.  Keep all properties useful or necessary to Borrower’s business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained except where the failure to do so could not reasonably be expected to have a material adverse effect on the financial condition or operations of the Borrower.

SECTION 4.7         TAXES AND OTHER LIABILITIES.  Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to CPC’s satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

SECTION 4.8         LITIGATION.  Promptly give notice in writing to CPC of any litigation pending or threatened against Borrower with a claim in excess of $500,000.

SECTION 4.9         FINANCIAL COVENANTS.  Maintain Borrower’s financial condition as follows using GAAP consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

(a)           Tangible Net Worth.  Borrower will at all times maintain on a consolidated basis Tangible Net Worth equal to at least $20,000,000.  This covenant will be tested at the end of each fiscal quarter, commencing June 30, 2013.

For purpose of this paragraph:

“Tangible Net Worth” means as of any date the sum of Borrowers’ (i) net worth as reflected on its most recent twelve-month financial statements, plus (ii) Subordinated Debt, minus the sum of Borrower’s (A) intangible assets, including, without limitation, deposits, unamortized leasehold improvements, goodwill, deferred income taxes, franchises, licenses, patents, trade names, copyrights, service marks, brand names, covenants not to compete and any other asset which would be treated as an intangible under GAAP, plus (B) franchise fees, plus (C) notes, Accounts and other amounts owed to it by any guarantor, affiliate or employee of Borrower plus (D) interest in the cash surrender value of officer’s or shareholder’s life insurance policies.

“Subordinated Debt” means liabilities subordinated to the Borrower’s obligations to CPC in a manner acceptable to CPC, using CPC’s standard form.

(b)           Maximum Funded Debt to EBITDA Ratio.  Borrower will at all times maintain a Funded Debt to EBITDA ratio of no greater than 3.00 to 1.00.  This covenant will be tested at the end of each fiscal quarter, commencing June 30, 2013.

For purpose of this paragraph:

“EBITDA” means, with respect to the trailing four fiscal quarters ending as of any period of measurement, an amount equal to Net Income plus (a) the following to the extent deducted in calculating such Net Income: (i) interest expenses for such period, (ii) the provision for federal, state, local and foreign income taxes payable by the Borrower for such period, (iii) depreciation and amortization expense for such period and (iv) other non-cash or non-recurring expenses of the Borrower reducing such Net Income (including without limitation non-cash stock-based compensation expense) and minus (b) all non-cash or non-recurring items increasing Net Income for such period.

“Funded Debt” means the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money indebtedness, (c) all direct obligations arising under letters of credit (including standby letters of credit), bankers’ acceptances, bank guaranties, surety bonds and similar instruments (other than commercial letters of credit and bankers’ acceptances incurred to support commercial transactions, bid bonds, payment bonds and performance bonds arising in the ordinary course of business), in each case net of the amount of cash collateral securing such obligations, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and Obligations to CPC which is within the free floor plan period), (e) obligations in respect of capital leases, synthetic lease obligations and other off-balance sheet liabilities, and (f) without duplication, all guarantees with respect to obligations specified in clauses (a) through (e) above of persons or entities other than the Borrower.  CPC specifically agrees that Funded Debt does not include Subordinated Debt.

“Net Income” means for any period, net earnings (or net loss) after taxes of the Borrower during such period determined in accordance with GAAP.

“Subordinated Debt” has the meaning set forth in clause (a), above.

(c)           Minimum Quarterly Net Income.  Borrower will have Net Income of at least $250,000 at the end of each fiscal quarter, commencing June 30, 2013 and continuing at the end of each fiscal quarter thereafter.

For purpose of this paragraph, “Net Income” has the meaning set forth in clause (b), above.

SECTION 4.10       DEPOSITORY ACCOUNTS.  At all times maintain its deposit accounts with Wells Fargo.

SECTION 4.11       NOTICE TO CPC.  Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to CPC in reasonable detail of:  (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower’s property in excess of an aggregate of $500,000.

ARTICLE V.
NEGATIVE COVENANTS

Borrower further covenants that so long as CPC remains committed to extend credit to Borrower pursuant hereto, or any Obligations of Borrower to CPC under any of the Loan Documents remain outstanding (other than Contingent Obligations or Bank Product Obligations after Bank Product Collateralization), and until payment in full of all Obligations of Borrower subject hereto (other than Contingent Obligations or Bank Product Obligations after Bank Product Collateralization), Borrower will not without CPC’s prior written consent:

SECTION 5.1         USE OF FUNDS.  Use any of the proceeds of any credit extended hereunder except for working capital purposes and Permitted Acquisitions.

SECTION 5.2         OTHER INDEBTEDNESS.  Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured,

matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to CPC, (b) any other liabilities of Borrower existing as of, and disclosed to CPC prior to, the date hereof, (c) purchase money indebtedness to finance the acquisition of any fixed or capital assets, including any Capital Lease obligations, and any indebtedness assumed in connection with the acquisition of such assets or secured by a Lien on any such assets prior to the acquisition thereof, (d) Subordinated Debt, (e) unsecured indebtedness assumed in connection with any Permitted Acquisition, (f) any debt securities issued pursuant to an indenture, with such indenture to be based on the form of indenture for debt securities or the form of indenture for subordinated debt securities filed as exhibits 4.4 and 4.5, respectively, to the Borrower’s registration statement on Form S-3/A filed with the Securities and Exchange Commission on June 13, 2013 (with any changes as are deemed necessary in the Borrower’s discretion), and (g) other indebtedness not to exceed $500,000 in the aggregate at any time outstanding.

SECTION 5.3         MERGER, CONSOLIDATION, TRANSFER OF ASSETS.

(a)           Merge into or consolidate with any other entity except (i) any subsidiary may merge with the Borrower, provided that the Borrower shall be the continuing or surviving entity, and (ii) in a Permitted Acquisition;

(b)           Engage in any line of business substantially different from the nature of Borrower’s business as conducted on the date hereof or any business substantially related or incidental thereto;

(c)           Acquire all or substantially all of the or assets of any other entity or the capital stock or other equity securities of any other entity except in a Permitted Acquisition;

(d)           Sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower’s assets except (i) in the ordinary course of its business, (ii) sales of obsolete or worn out assets, or (iii) annual dispositions of property or assets having an aggregate book value on Borrower’s financial statements not to exceed $400,000 and not necessary or useful in Borrower’s ongoing operations.

As used herein, “Permitted Acquisition” means any acquisition that satisfies the following conditions:

(a)           Within 10 days prior to any such acquisition, Borrower shall provide notice of such acquisition to CPC, together with the proposed structure for the transaction and current drafts of the acquisition documents;

(b)           Promptly upon closing of the transaction, Borrower shall provide CPC an executed copy of all related acquisition documents;

(c)           No Default or Event of Default exists and is continuing or would result from such acquisition;

(d)           On a proforma basis (after giving effect to such acquisition), at the time the most recent compliance certificate was delivered to CPC, the Borrower would have been in compliance with the financial covenants set forth in Section 4.9.

(e)           After giving effect to such acquisition, the aggregate amount of cash consideration (including any loans, advances or investments permitted under Section 5.5 below) paid by Borrower during the then current fiscal year in connection with all such acquisitions shall not exceed $5,000,000 and during the Availability Period in connection with all such acquisitions shall not exceed $15,000,000;

(f)            The business or assets acquired are engaged in a business or activity reasonably related to the line of business of the Borrower; and

(g)           The business and/or assets acquired are free and clear of any Liens and encumbrances other than as permitted under Section 5.7 of this Agreement and CPC shall have a perfected first priority Lien in the assets acquired as of the closing date of the acquisition.

SECTION 5.4         GUARANTIES.  Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except (i) any of the foregoing in favor of CPC, and (ii) any guarantees of obligations of wholly-owned subsidiaries with respect to any lease obligations.

SECTION 5.5         LOANS, ADVANCES, INVESTMENTS.  Make any loans or advances to or investments in any person or entity, except (a) any of the foregoing existing as of, and disclosed to CPC prior to, the date hereof (b) any of the foregoing made in connection with a Permitted Acquisition, (c) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof, (d) commercial paper issued by any entity organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the acquisition thereof, (e) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank, including CPC, having a maturity of not more than 365 days from the date of the acquisition thereof, (f) investments in any money market fund, mutual fund, or other registered investment company, (g) investments in any subsidiary existing on the date hereof, with any additional investment in any such subsidiaries not to exceed $50,000 annually other than investments necessary for any Permitted Acquisition, (h) investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business and investments received in satisfaction or partial satisfaction thereof from financially troubled debtors to the extent necessary in order to prevent or limit loss, and (i) other loans, advances to or investments in any person or entity in an amount not to exceed $500,000 in the aggregate.

SECTION 5.6         DIVIDENDS, DISTRIBUTIONS.

Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower’s stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower’s stock now or hereafter outstanding, except (a) the Borrower may declare or make dividend payments or other distributions payable solely in the common stock of the Borrower, (b) the Borrower may make payments for withholding taxes to the extent required in connection with employee stock awards in exchange for common stock of any such Person pursuant to any net exercise provision described in the documents governing such stock options, and (c) if approved by the Board of Directors of Borrower, declare or pay any dividend or distribution, or redeem or repurchase any shares of any class of Borrower’s stock, provided that with respect to this clause (c), (i) no default or Event of Default exists or will result after giving effect to any such dividend, distribution, redemption or repurchase and (ii) on a pro forma basis, as if the dividend, distribution, redemption or repurchase has been made, or the funds were set apart for such purpose, at the time the most recent Compliance Certificate was delivered to CPC, the Borrower would have been in compliance with the financial covenants set forth in Section 4.9.

SECTION 5.7         PLEDGE OF ASSETS.  Mortgage, pledge, grant or permit to exist a security interest in, or Lien upon, all or any portion of Borrower’s assets now owned or hereafter acquired, except (a) any of the foregoing in favor of CPC or which is existing as of, and disclosed to CPC in writing prior to, the date hereof, (b) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith, provided that adequate reserves for the payment thereof have been established in accordance with GAAP, (c) Liens of carriers, warehousemen, mechanics, materialmen, vendors, and landlords and other similar Liens imposed by applicable legal requirements incurred in the ordinary course of business or are being contested in good faith, provided that adequate reserves for the payment thereof have been established in accordance with GAAP and to CPC’s satisfaction, (d) deposits under workers’ compensation, unemployment insurance and social security laws or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations of surety or appeal bonds or to secure indemnity, performance or other similar bonds in the ordinary course of business, (e) any attachment or judgment Lien not constituting an Event of Default, (f) Liens on fixed or capital assets acquired by the Borrower which are permitted under Section 5.2(c), and (g) Liens arising from precautionary UCC filings regarding “true” operating leases (collectively, “Permitted Liens”).

ARTICLE VI.
EVENTS OF DEFAULT

SECTION 6.1         EVENTS OF DEFAULT.  The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a)           Borrower shall fail to pay when due any principal payable under any of the Loan Documents, or the Borrower shall fail to pay any interest, fees or other amounts payable under any of the Loan Documents, within three business days after any such interest, fees or other amount becomes due in accordance with the terms thereof.

(b)           Any financial statement or certificate furnished to CPC in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c)           Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those specifically described as an “Event of Default” in this Section 6.1), and with respect to any such default that by its nature can be cured, such default shall continue for a period of 20 days from its occurrence.

(d)           Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which Borrower has incurred any debt or other liability to any person or entity, including CPC, in excess of $500,000.

(e)           Borrower shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or Borrower shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower by any court of competent jurisdiction under Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(f)            The filing of a notice of judgment Lien against Borrower; or the recording of any abstract of judgment against Borrower in any county in which Borrower has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower in each case to the extent that such Lien or process is issued or levied against all or any material part of the property of the Borrower and is not released, vacated or fully bonded within 10 days after its issuance or levy.

(g)           Any involuntary petition or proceeding pursuant to Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against the Borrower and continues undismissed or unstayed for 30 days, or an order for relief is entered in any such proceeding (together with the provisions of clause (e), above, an  “Automatic Default”).

(h)           The entry of a judgment against Borrower (i) for the payment of money in an amount exceeding $500,000 (to the extent not covered by independent third party insurance) or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have a material adverse effect on the financial condition or business of the Borrower and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 20 days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect.

(i)            The dissolution or liquidation of Borrower; or Borrower or any of its directors, shareholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower.

(j)            Any change in control of Borrower with “change in control” defined as an event or series of events by which any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the beneficial owner, directly or indirectly of an aggregate of forty-five percent (45%) or more of the common stock, members’ equity or other ownership interest (other than a limited partnership interest) entitled to vote for members of the board of directors or equivalent governing body.

SECTION 6.2         REMEDIES.  Upon the occurrence and during the continuance of any Event of Default:  (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at CPC’s option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of CPC to extend any further credit or honor any outstanding credit approvals under any of the Loan Documents shall immediately cease and terminate; (c) CPC may impose the Default Rate with respect to all outstanding and unpaid Obligations hereunder (which Default Rate shall automatically apply in the event of an Automatic Default); and (d) CPC shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law.  Borrower waives notice of intent to accelerate and of acceleration of Obligations.  CPC may enter any premises of Borrower with or without process of law, without force, to search for, take possession of, and remove the Collateral or any part thereof.  If CPC requests, Borrower shall cease disposition of and shall assemble the Collateral and make it available to CPC, at Borrower’s expense, at a convenient place or places designated by CPC.  CPC may take possession of the Collateral or any part thereof on Borrower’s premises at Borrower’s expense, and store said Collateral upon Borrower’s premises pending sale or other disposition.  Upon the voluntary surrender of Collateral to CPC or upon foreclosure of Collateral by CPC, Borrower agrees that the sale of Channel Financed Inventory by CPC to a person who is liable to CPC under an agreement to repurchase inventory (a “Repurchase Agreement”) shall not be deemed to be a transfer subject to UCC §9-618(a) or any similar provision of any other applicable law, and Borrower waives any provision of such laws to that effect.  Borrower agrees that the repurchase of Channel Financed Inventory by an Approved Vendor pursuant to a Repurchase Agreement shall be deemed a commercially reasonable method of disposition.  Borrower shall be liable to CPC for any deficiency resulting from CPC’s disposition, including without limitation a repurchase by an Approved Vendor pursuant to a Repurchase Agreement, regardless of any subsequent disposition thereof.  Borrower is not a beneficiary of, and has no right to require CPC to enforce, any Repurchase Agreement.  Any notice of a disposition shall be deemed reasonably and properly given if sent to Borrower at least 10 days before such disposition.  All of CPC’s rights and remedies shall be cumulative.  At CPC’s request, or without request in the event of an Automatic Default, Borrower shall pay all Vendor Credits to CPC as soon as the same are received for application to obligations arising under the Channel Finance Facility.  Borrower authorizes CPC to collect

Vendor Credits directly from Approved Vendors and, upon request of CPC, shall instruct those Approved Vendors which have received payment through outstanding Channel Finance Advances to pay CPC directly, which Vendor Credits will be applied to outstanding Channel Finance Advances.  All rights, powers and remedies of CPC may be exercised at any time by CPC and from time to time after the occurrence and during the continuance of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII.
MISCELLANEOUS

SECTION 7.1         NO WAIVER.  No delay, failure or discontinuance of CPC in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy.  Any waiver, permit, consent or approval of any kind by CPC of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2         NOTICES.  All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

Borrower:	Datalink Corporation 10050 Crosstown Circle, Suite 500 Eden Prairie, Minnesota 55344 Fax: 952.944.7869 Attn: Gregory Barnum

CPC:	Castle Pines Capital LLC 116 Inverness Drive East, Suite 375 Englewood, CO 80112 Attn: Operations

or to such other address as any party may designate by written notice to all other parties.  Each such notice, request and demand shall be deemed given or made as follows:  (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 7.3         COSTS, EXPENSES AND ATTORNEYS’ FEES.  Borrower shall pay to CPC immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of CPC’s in-house counsel), expended or incurred by CPC in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, CPC’s continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of CPC’s rights and/or the collection of any amounts which become due to CPC under any of the Loan Documents, and (c) subject to Section 7.14(g) hereof, the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding, if determined to be payable by the arbitrator and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by CPC or any other person) relating to Borrower or any other person or entity.

SECTION 7.4         SUCCESSORS, ASSIGNMENT.  This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties (the “Assignees”); provided however, that (i) Borrower may not assign or transfer its interests or rights hereunder without CPC’s prior written consent and (ii) unless an Event of Default has occurred or is continuing, CPC may not assign or transfer its interests or rights hereunder without Borrower’s prior written consent unless the assignee is an Affiliate.  CPC reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, CPC’s rights and benefits under each of the Loan Documents to one or more entities (the “Participants” and together with the Assignees, the “Transferees”) provided that (i) CPC’s obligations under this Agreement shall remain unchanged, (ii) CPC shall remain solely responsible to the Borrower for the performance of such obligations, and (iii) the Borrower shall continue to deal solely and directly with CPC in connection with CPC’s rights and obligations under this Agreement.  In connection with any assignment, transfer, or participation contemplated by this Section 7.4, CPC may disclose all documents and information which CPC now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, or any collateral required hereunder, to any such Transferee provided that such Transferee agrees to be bound by Section 7.15 of this Agreement.

SECTION 7.5         ENTIRE AGREEMENT; AMENDMENT.  This Agreement and the other Loan Documents constitute the entire agreement between Borrower and CPC with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof.  This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.6         NO THIRD PARTY BENEFICIARIES.  This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.7         BANK PRODUCTS.  On request of Borrower, CPC may (but is not required to) request that the Bank Product Provider provide Bank Products to Borrower, and Bank Product Provider may, in its sole discretion, provide or arrange for Borrower to obtain the requested Bank Products.  Borrower acknowledges and agrees that the obtaining of Bank Products from Bank Product Provider (a) is in the sole discretion of Bank Product Provider, and (b) is subject to all rules and regulations of such Bank Product Provider.

SECTION 7.8         TIME.  Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.9         SEVERABILITY OF PROVISIONS.  If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.10       COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.11       GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

SECTION 7.12       PORTAL.  CPC, may, from time to time at its sole option, permit Borrower to access and use one or more internet web sites (the “Portal”) to: obtain items or information and take other actions in connection with this Agreement, subject to the following:

(a)           Borrower shall access and use the Portal solely through duly authorized employees and officers of Borrower to whom CPC has issued a user name and password;

(b)           submission of a user name and password to access and use the Portal constitutes Borrower’s, and the applicable authorized representative’s, representation that the person submitting such user name and password is the specific person identified by such user name and password and that such person is, at the time of such access and use, Borrower’s employee duly authorized to act for and on behalf of such Borrower; and

(c)           CPC, may, from time to time at its sole option and without notice or liability:

(i).                           amend the terms for use of the Portal by posting amended terms on the Portal (and such amended terms shall automatically be effective upon posting), and

(ii).                          suspend or revoke Borrower’s access to, and use of the Portal or modify, update or discontinue all or any portion of the Portal.

SECTION 7.13       BORROWER’S CLAIMS AGAINST APPROVED VENDORS.  Borrower will not assert against CPC any claim or defense Borrower may have against Approved Vendors whether for breach of warranty, misrepresentation, failure to ship, lack of authority, or otherwise, including without limitation claims or defenses based upon charge backs, credit memos, rebates, price protection payments or returns.  Any such claims or defenses or other claims or defenses Borrower may have against Approved Vendors shall not affect Borrower’s liabilities or obligations to CPC.

SECTION 7.14       ARBITRATION.

(a)           Arbitration.  The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b)           Governing Rules.  Any arbitration proceeding will (i) proceed in a location in Colorado selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”).  If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control.  Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute.  Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c)           No Waiver of Provisional Remedies, Self-Help and Foreclosure.  The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding.  This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d)           Arbitrator Qualifications and Powers.  Any arbitration proceeding in which the amount in controversy is $5,000,000 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.  Any dispute in which the amount in controversy exceeds $5,000,000 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.  The arbitrator will be a neutral attorney licensed in the State of Colorado or a neutral retired judge of the state or federal judiciary of Colorado, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated.  The arbitrator will determine whether or not an issue is arbitrable and will give effect to the statutes of limitation in determining any claim.  In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication.  The arbitrator shall resolve all disputes in accordance with the substantive law of Colorado and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award.  The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Colorado Rules of Civil Procedure or other applicable law.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.  The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)           Discovery.  In any arbitration proceeding, discovery will be permitted in accordance with the Rules.  All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date.  Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f)            Class Proceedings and Consolidations.  No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g)           Payment Of Arbitration Costs And Fees.  The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h)           Miscellaneous.  To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA.  No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation.  If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control.  This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

SECTION 7.15       CONFIDENTIALITY.  CPC agrees to keep confidential in accordance with CPC’s customary practices (and in any event in compliance with applicable law regarding material non-public information) all information provided to it by the Borrower pursuant to or in connection with this Agreement or other Loan Documents and to use such information solely for the purpose of evaluating, administering or enforcing the Loan Documents or the transactions effected hereby and thereby, provided that nothing herein shall prevent CPC from disclosing any such information (a) to its Affiliates (as long as such Affiliate has been notified of the confidential nature of the information and such Affiliate is subject to confidentiality requirements substantially equivalent to this Section 7.15), (b) subject to an agreement to comply with the provisions of this Section 7.15 or substantially equivalent provisions to any actual or prospective Transferee as provided in Section 7.4, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors (as long as such parties have been notified of the confidential nature of the information and such parties are subject to confidentiality requirements substantially equivalent to this Section 7.15), (d) upon the request or demand of any governmental regulatory authority in connection with any regulatory examination of CPC, (e) to the extent required by applicable law, (f) if requested or required to do so in connection with any litigation or similar proceeding to which CPC is a party, (g) that has been publicly disclosed other than as a breach of this Section 7.15, or (h) in connection with the exercise of any remedy hereunder or under any other Loan Document, provided that, in the case of clauses (d), (e) and (f) of this Section 7.15, with the exception of disclosure to bank regulatory authorities, the Borrower (to the extent legally permissible) shall be given prompt prior notice so that it may seek a protective order or other appropriate remedy.  The obligations of CPC under this Section 7.15 shall survive the termination of this Agreement for a period of one year.

SECTION 7.16.  CHANGES IN GAAP.  If the Borrower notifies CPC that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of July 17, 2013.

Datalink Corporation

By:	/s/ Gregory T. Barnum
Name:	Gregory T. Barnum
Title:	Vice President Finance and
Chief Financial Officer

Castle Pines Capital LLC

By:	/s/ John Hanley
Name:	John Hanley
Title:	Executive Vice President

Exhibit A

Definitions

As used in this Agreement, the following terms shall have the following definitions:

“AAA” has the meaning set forth in Section 7.14(b).

“Account” has the meaning set forth in the UCC.

“Advances” means collectively, Revolver Advances and Channel Finance Advances.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person.

“Approval” means the affirmative response to a request made to CPC from an Approved Vendor to satisfy the payment obligations of Borrower with respect to the full principal amount of a purchase order for Channel Finance Inventory, CPC’s approval of such request to be evidenced by the issuance of an approval number by CPC.

“Approved Vendor” means Cisco Systems, Inc., and any other vendor approved by CPC in its sole discretion and a party to a Vendor Agreement.

“Assignees” has the meaning set forth in Section 7.4.

“Automatic Default” has the meaning set forth in Section 6.1(g).

“Availability Period”, provided no Event of Default has occurred and is continuing, means the period after the Effective Date to the Termination Date.

“Bank Product” means any one or more of the following financial products or accommodations extended to Borrower by a Bank Product Provider:  (a) credit cards, (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) purchase cards (including so-called “procurement cards” or “P-cards”), (f) Cash Management Services, or (g) transactions under Hedge Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by Borrower with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Bank Product Provider) to be held by Bank Product Providers (other than the Hedge Providers) in an amount determined by the Bank Product Provider as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than Hedge Obligations).

“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by Borrower to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that any Person is obligated to pay to a Bank Product Provider as a result of such Person purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Borrower.

“Bank Product Provider” means Wells Fargo or any of its Affiliates.

“Bank Product Reserve Amount” means, as of any date of determination, the Dollar amount of reserves that CPC has determined is necessary or appropriate to establish (based upon the Bank Product Providers’ reasonable determination of their credit exposure to Borrower in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding.

“Bankruptcy Code” has the meaning set forth in Section 6.1(e).

“Base Rate” means the greatest of (a) the Federal Funds Rate plus ½%, (b) the LIBOR Rate, plus 1 percentage point, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

“Base Rate Margin” means - .5 percentage points.

“Borrower” has the meaning set forth in the introductory paragraph to this Agreement.

“Borrowing Base” has the meaning set forth in Section 1.1(b)(ii)(B).

“Borrowing Base Certificate” means the certificate prepared by CPC and certified by Borrower substantially in the form of Exhibit C.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close pursuant to the rules and regulations of the Federal Reserve System.

“Capital Lease” means any lease of property, whether real or personal, by Borrower as lessee in accordance with GAAP is required to be capitalized under GAAP on a consolidated balance sheet of a Person and its subsidiaries.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant stored value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“Channel Finance Advances” means the full principal amount of the obligations for which Borrower is liable to CPC under the Channel Finance Facility, which may arise from sums CPC has lent or advanced or assumed, or committed to loan or advance or assume (after issuance of a Transaction Statement) to or on behalf of Borrower pursuant to the Channel Finance Facility.

“Channel Finance Facility” means the issuance of Approvals and financial accommodations to enable Borrower to purchase Inventory from Approved Vendors.

“Channel Financed Inventory” means, with respect to a Channel Finance Advance, the Inventory and general intangibles in connection therewith that are the subject of such Channel Finance Advance and purchased or to be purchased by Borrower from an Approved Vendor.

“Cisco Termination” means any event resulting in Cisco Systems, Inc. not being an Approved Vendor with respect to the Channel Finance Facility.

“Collateral” has the meaning set forth in Section 1.4.

“Collateral Liquidation Value” is defined herein to mean the sum of: (i) the Gross Liquidation Percentage of Borrower’s Channel Financed Inventory consisting of finished goods, merchantable and readily saleable to the public in the ordinary course of the Borrower’s business deemed by CPC in its discretion to be eligible for inclusion in this calculation, plus (ii) 85% of the total outstanding balance of Borrower’s Eligible Accounts.

“Collateral Report” has the meaning set forth in Section 4.3(f)(i).

“Combined Facility” has the meaning set forth in Section 1.1(a).

“Combined Facility Maximum Amount” has the meaning set forth in Section 1.1(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Contingent Obligations” means contingent indemnification obligations or liabilities under other provisions relative to reimbursement to CPC or Bank Product Provider of amounts sufficient to protect the yield of CPC or Bank Product Provider.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to CPC, executed and delivered by Borrower, CPC, and a bank.

“CPC” has the meaning set forth in the introductory paragraph to this Agreement.

“Default” means any event which with the passage of time would become an Event of Default.

“Default Rate” means the rate per annum for a period equal to the LIBOR Rate plus 4.00%.

“Dollar” and “$” means the lawful currency of the United States of America.

“EBITDA” has the meaning set forth in Section 4.9(b).

“Effective Date” has the meaning set forth in the introductory paragraph to this Agreement.

“Eligible Accounts” means an Account which satisfies the following requirements:

a.             The Account with respect to which CPC has a valid and enforceable, perfected security interest having a first priority.

b.             The Account has resulted from the sale of goods or the performance of services by Borrower in the ordinary course of Borrower’s business and without any further obligation on the part of Borrower to service, repair, or maintain any such goods sold other than pursuant to any applicable warranty.

c.             There are no conditions which must be satisfied before Borrower is entitled to receive payment of the Account.  Accounts arising from COD sales, consignments or guaranteed sales are not acceptable.

d.             The debtor upon the Account has not notified the Borrower that it is claiming any defense to payment of the Account, whether well founded or otherwise.

e.             The Account arises out of a sale made or services performed (i) inside of the United States or Canada (excluding the Province of Quebec), or (ii) that is owed by an account debtor located outside the United States or Canada (excluding the Province of Quebec), if, and only if, such Account is supported by a letter of credit or other form of guaranty, security or credit support acceptable to CPC.

f.             The account balance does not include the amount of any counterclaims or setoffs which have been or may be asserted against Borrower by the account debtor (including setoffs for any “contra accounts” owed by Borrower to the account debtor for goods purchased by Borrower or for services performed for Borrower).  To the extent any counterclaims, setoffs, or contra accounts exist in favor of the debtor, such amounts shall be deducted from the account balance.

g.             The Account represents a genuine obligation of the debtor for goods sold and accepted by the debtor, or for services performed for and accepted by the debtor.  To the extent any credit balances exist in favor of the debtor, such credit balances shall be deducted from the account balance.

h.             Borrower has sent an invoice to the debtor or has some other written documentation pursuant to an executed contract with the debtor in the amount of the Account.

i.              Borrower is not prohibited by the laws of the state where the account debtor is located from bringing an action in the courts of that state to enforce the debtor’s obligation to pay the Account.  Borrower has taken all appropriate actions to ensure access to the courts of the state where the account debtor is located, including, where necessary, the filing of a Notice of Business Activities Report or other similar filing with the applicable state agency or the qualification by Borrower as a foreign corporation authorized to transact business in such state, unless Borrower’s failure to make such filing may be cured retrospectively under the laws of such states.

j.              The Account is owned by Borrower free of any title defects or any Liens or interests of others except the security interest in favor of CPC or security interests that are subordinated to the security interest of CPC.

k.             The debtor upon the Account is not any of the following:

(i)  an employee, affiliate, parent or subsidiary of Borrower, or an entity which has common officers or directors with Borrower.

(ii)  any person or entity located in a foreign country.

l.              The Account is in good standing with the debtor.  An Account will not be considered to be in good standing with the debtor if any of the following occur:

(i)    The Account is not paid within 90 days from its invoice date; except with respect to accounts of obligors who are the United States, a State, a local municipality, or any department, agency or instrumentality of same, are not paid within 120 days from the applicable invoice date;

(ii)  The Account is owed by an account debtor (or its Affiliates) where 25% or more of all Accounts owed by that account debtor (or its Affiliates) are deemed ineligible under clause (l)(i), above;

(iii)  The debtor obligated upon the Account disputes liability or makes any claim with respect thereto, suspends business, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or

(iv)  The account debtor becomes insolvent, or any petition is filed by or against the debtor obligated upon the Account under any bankruptcy law or any other law or laws for the relief of debtors.

m.           The Account does not arise from the sale of goods which remain in Borrower’s possession or under Borrower’s control.

n.             The Account is not evidenced by a promissory note or chattel paper, nor is the account debtor obligated to Borrower under any other obligation which is evidenced by a promissory note.

o.             The Account is payable in Dollars.

p.             The Account is not a Vendor Credit.

q.             The Account is not an account for services which have been performed but which remain unbilled by the Borrower.

“ERISA” has the meaning set forth in Section 2.9.

“Event of Default” has the meaning set forth in Section 6.1.

“Excluded Hedge Obligations” means, with respect to any guarantor, if any, any Hedge Obligation if, and to the extent that, all or a portion of the guaranty of such guarantor of, or the grant by such guarantor of a security interest to secure, such Hedge Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such guarantor or the grant of such security interest becomes effective with respect to such Hedge Obligation. If a Hedge Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedge Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by CPC from three Federal funds brokers of recognized standing selected by it.

“Funded Debt” has the meaning set forth in Section 4.9(b).

“Gross Liquidation Percentage” means the percentage of the book value of Channel Financed Inventory that is estimated to be recoverable in an orderly liquidation of such Channel Financed Inventory, such percentage to be determined solely with respect to any new and unused Channel Financed Inventory which has been invoiced within the 90 days immediately preceding such valuation using the lower of (a) Borrower’s cost, or (b) Borrower’s estimated market value.  Gross Liquidation Percentage shall be calculated separately for different categories of Channel Financed Inventory.

“Hedge Agreement” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of Borrower arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers, but specifically excluding Excluded Hedge Obligations.

“Hedge Provider” means Wells Fargo or any of its Affiliates.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state, federal or other bankruptcy or insolvency law, assignment for the benefit of creditors, formal or informal moratorium, composition, extension generally with creditors, or proceeding seeking reorganization, arrangement, or other similar relief.

“Inventory” has the meaning set forth in the UCC.

“Invoice” means, with respect to an Approval, the invoice issued by an Approved Vendor for the purchase of Channel Financed Inventory subject to such Approval.

“LIBOR Rate” means, the rate per annum for a period equal to the one month LIBOR Rate per annum, as determined by CPC, as appearing on Bloomberg L.P.’s (the “Service”) Page BBAM1/(Official BBA USD Dollar LIBOR Fixings) (or on any successor or substitute page of such Service) 2 Business Days prior to the date of determination.  If for any reason such rate is not available on the Service, the term “LIBOR Rate” means, the rate per annum appearing on Reuters Screen LIBOR Page as the London Interbank Offered Rate for deposits in Dollars.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan Documents” means this Agreement, the Transaction Statements, any Borrowing Base Certificate, any Collateral Report, the Control Agreements, the Lock Box Account Agreement, the

Security Agreement and any Bank Product Agreements executed by Borrower in connection with the Agreement and payable to CPC or any Bank Product Provider, any letter of credit application entered into by Borrower in connection with the Agreement, and any other agreement entered into, now or in the future, by Borrower and CPC or any Bank Product Provider in connection with the Agreement.

“Lock Box Accounts” has the meaning set forth in Section 1.6(a).

“Lock Box Account Agreement” has the meaning set forth in Section 1.6(a).

“Net Income” has the meaning set forth in Section 4.9(b).

“Obligations” means (a) all loans (including the Advances), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), premiums, liabilities, obligations (including indemnification obligations), fees, expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, covenants, and duties of any kind and description owing by Borrower pursuant to or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents and (b) all Bank Product Obligations.  Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“Overline” has the meaning set forth in Section 1.1(b)(i)(G).

“Participants” has the meaning set forth in Section 7.4.

“Payment Due Date” means, with respect to a  Channel Finance Advance, the date set forth in the applicable Transaction Statement as the payment due date on which Borrower is obligated to repay any Channel Finance Advance; provided, that notwithstanding the foregoing, if this Agreement is terminated or the Obligations otherwise become due and payable pursuant to this Agreement prior to such date, the Payment Due Date with respect to such Channel Finance Advances shall be the earlier of the date this Agreement is terminated or the date the Obligations become due and payable pursuant to this Agreement.

“Permitted Acquisition” has the meaning set forth in Section 5.3.

“Permitted Lien” has the meaning set forth in Section 5.7.

“Permitted Locations” means, collectively, the chief executive office of Borrower together with (a) such locations identified in Exhibit D, attached hereto, and (b) such additional locations in the United States  as are identified by Borrower to CPC by at least 30 days prior written notice of its intent to keep Collateral at such additional location.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Plan” has the meaning set forth in Section 2.9.

“Portal” has the meaning set forth in Section 7.12.

“Repurchase Agreement” has the meaning set forth in Section 6.2.

“Revolver Advances” means the advance of revolving loans.

“Revolving Credit Availability” has the meaning set forth in Section 1.1(b)(ii)(A).

“Revolving Facility” means the issuance of Revolver Advances for working capital purposes.

“Rules” has the meaning set forth in Section 7.14(b).

“Security Agreement” has the meaning set forth in Section 3.1(b)(ii).

“Shipment” will be deemed to have occurred with respect to Channel Financed Inventory upon shipment by the Approved Vendor.

“Subordinated Debt” has the meaning set forth in Section 4.9(a).

“Tangible Net Worth” has the meaning set forth in Section 4.9(a).

“Termination Date” means July 17, 2016.

“Transaction Statement” means, with respect to a Channel Finance Advance, the transaction statement issued by CPC to Borrower which sets forth the applicable Payment Due Date.

“Transferee” has the meaning set forth in Section 7.4.

“UCC” means the Uniform Commercial Code as in effect in the State of Colorado or, when the context implies, the Uniform Commercial Code as in effect from time to time in any other applicable jurisdiction.

“Vendor Agreement” means an agreement between CPC and an Approved Vendor for the financing of Channel Financed Inventory.

“Vendor Credits” means all of Borrower’s rights to any price protection payments, discounts, credits, factory holdbacks, incentive payments and other amounts which at any time are due Borrower from an Approved Vendor.

“Vendor Termination” has the meaning set forth in Section 1.1(b)(i)(F) of the Agreement.

“Wells Fargo” means Wells Fargo Bank, National Association.

Exhibit B

Form of Compliance Certificate

CHIEF FINANCIAL OFFICER’S CERTIFICATE

Date:                       , 201

To:  Castle Pines Capital LLC

THE UNDERSIGNED HERBY CERTIFIES THAT:

With respect to the fiscal period ending as of                            , 201  :

1.             I am the duly elected chief financial officer of Datalink Corporation (the “Borrower”);

2.             Pursuant to Section 4.3(c) of the Credit Agreement dated July 17, 2013 (the “Credit Agreement”), the attached financial statements:

(i)            have been prepared in accordance with GAAP, consistently applied, and

(ii)           fairly represent the Borrower’s combined and consolidated financial position and results of its operations for the period ending                     .

3.             There exists no default or Event of Default under the Credit Agreement or related loan documents, nor are there any conditions or event which with the giving of notice or the passage of time or both would constitute an Event of Default.

Datalink Corporation

By:
Chief Financial Officer

Date:

Datalink Corporation Covenant Calculations

A. TANGIBLE NET WORTH:

Net worth:

plus

Subordinated Debt

minus the sum of:

(a) intangible assets +

(b) franchise fees +

(c) notes, Accounts and other amounts owed by any guarantor, affiliate or employee of Borrower +

(d) interest in the cash surrender value of officer’s or shareholder’s life insurance policies equals: Tangible Net Worth:

Tangible Net Worth required by Section 4.9(a) is at least:	$20,000,000

B. Funded Debt to EBITDA Ratio (on a consolidated basis);

1. Funded Debt (A1):

2. EBITDA (calculated on a rolling 4 quarters basis):

Net Income:

plus the following to the extent deducted in calculating Net Income:

(i) interest expense +

(ii) federal, state, local and foreign taxes +

(iii) depreciation and amortization expense +

(iv) other non-cash or non-recurring expenses
(including without limitation non-cash stock-based Compensation expense)

minus:

non-cash or non-recurring items increasing Net Income

A2 = EBITDA

Funded Debt to EBITDA Ratio = A1/A2:

Required ratio under Section 4.9(b) is no greater than:	3.00 to 1.0

C. MINIMUM QUARTERLY NET INCOME:

Net Income:

Required Net Income under Section 4.9(c) is at least:	$250,000

Exhibit C

Form of Borrowing Base Certificate

BORROWING BASE CERTIFICATE

Company:	Datalink, Inc.

Total	0-30		31-60		61-90		Over 90
$	$		$		$		$
100%		%		%		%		%

Report Date:

Accounts Receivable Report Date:

Total Accounts Receivable	$
Check: Total AR	$

Main AR	$
Ineligible AR
A. Over 90	$		15%
B. Cross Age 25%	$		5%
C. Credits Over 90 Days	$		0%
D. Other (Affiliate, Concentration and Employees)	$		0%
E. A/R to Accounts Payable, Accrued Payables, Deposits and Pre-Paid Offsets	$		0%
F. Deferred Revenue Offsets	$		0%
G. Ineligible Invoices from the Invoice & Shipping Test	$	See last tab	0%
H. Total Ineligible Main (sum of (A), (B), (C), (D) (E) (F) and (G))	$
Eligible Main AR	$

Total Eligible AR	$
Advance Rate	85%
Net Eligible AR	$

Net Eligible AR & Inventory Collateral	$
Minus Inventory Finance O/S as of	$
Minus Dart O/S	$
Collateral Surplus Before Payoff and Reserve	$

Scheduled Payoff to Current Lending Agent (WFB RCBO)
Less: Reserve
Net Collateral Surplus	$

Exhibit D

Permitted Locations

	Address	Type	City	State	Zip
Birmingham	One Perimeter Park So.	office	Birmingham	AL	35243
Phoenix	2375 E Camelback Road, Suite 500	office	Phoenix	AZ	85016
Scottsdale	7272 E. Indian School Rd., Suite 405	office	Scottsdale	AZ	85251
Irvine	4 Park Plaza, suite 780,	office	Irvine	CA	92614
Santa Clara	4001 Burton Drive,	office	Santa Clara	CA	95054
Denver	10901 W. 120th Avenue, suite 360	office	Broomfield	CO	80021
Hartford	99 East River Drive, East Hartford,	office	East Hartford	CT	06108
Ft Lauderdale	550 Cypress Creek Rd	office	Ft Lauderdale	FL	33309
Melbourne	100 Rialto Place, Suite 212	office	Melbourne	FL	32901
Atlanta	1550 Alpharetta Blvd	office	Alpharetta	GA
Atlanta	1800 Parkway Place, Suite 910	office	Marietta	GA	30067
Lombard	2050 Finley Rd. , Suite 80	office	Lombard	IL	60148
Boston	45 Layman Street, Suite 26	office	Westborough	MA	01581
Ellicott City	3525 Ellicott Mills Drive, Suite E	office	Ellicott City	MD	21043
St Louis	1715 Deer Tracks Tr, Suite 210	office	St Louis	MO	63131
Minneapolis	10050 Crosstown Circle, Suite 500	office/lab	Eden Prairie	MN	55344
Cary	301 Gregson Drive	office	Cary	NC	27511
Charlotte	Six Colisemum Centre, Suite 180	office	Charlotte	NC	27512
Raleigh	8601 Six Forks Road, Suite 407	office	Raleigh	NC	27615
New Jersey	6 Bridge Street	office	Metuchen	NJ	08840
New York	370 Seventh Avenue, Suite 301	office	New York	NY	10001
Cincinnati	312 Walnut Street	office	Cincinnati	OH	45202
Portland	9020 SW Washington Square, Suite 500	office	Tigard	OR	97223
Pennsylvania	806 Fayette Street, Suite 200	office	Conshohocken	PA	19428
Franklin	1112 Porter Pkwy	office	Franklin	TN
Addison	15300 N Dallas Parkway, Suite 400	office	Addison	TX	75001
Seattle	10900 NE 4th Street, suite 2300	office	Bellevue	WA	98004
Milwaukee	400 North Executive Drive, 201	office	Brookfield	WI	53005